Exhibit 4.8

FORM OF

AMENDED AND RESTATED

STOCKHOLDERS’ AGREEMENT

BY AND AMONG

SILVER LAKE SUMERU FUND, L.P.

SILVER LAKE TECHNOLOGY INVESTORS SUMERU L.P.

ICONIQ STRATEGIC PARTNERS, L.P.

ICONIQ STRATEGIC PARTNERS-B, L.P.

ICONIQ STRATEGIC PARTNERS CO-INVEST, L.P., BL SERIES

ICONIQ STRATEGIC PARTNERS CO-INVEST, L.P., BL2 SERIES

THERESE TUCKER

MARIO SPANICCIATI

AND

BLACKLINE, INC.

DATED AS OF [●], 2016

i

BLACKLINE, INC.

AMENDED AND RESTATED STOCKHOLDERS’ AGREEMENT

THIS AMENDED AND RESTATED STOCKHOLDERS’ AGREEMENT (as it may be amended from time to time in accordance with the terms hereof, the “Agreement”), dated as of [●], 2016, is made by and among Silver Lake Sumeru, Iconiq, Tucker, Spanicciati (each as defined below), each of the other Persons listed as “Other Stockholders” on the Schedule of Other Stockholders as of the date hereof and such other Persons (as defined below) who may become party to this agreement from time to time in accordance with the provisions herein (collectively, with Silver Lake Sumeru, Iconiq, Tucker and Spanicciati, the “Stockholders”), and BlackLine, Inc., a Delaware corporation (the “Company”). This Agreement amends and restates in its entirety the Stockholders’ Agreement by and among Silver Lake Sumeru, Iconiq, Tucker and Spanicciati and the other parties named therein dated as of September 3, 2013 (the “Existing Stockholders’ Agreement”).

RECITALS

WHEREAS, the Stockholders own certain of the issued and outstanding equity securities of the Company; and

WHEREAS, the Stockholders and the Company are party to the Existing Stockholders’ Agreement, which provides for certain agreements with respect to the management of the Company and the respective rights and obligations of the Stockholders generally; and

WHEREAS, on [●], 2016, the Company executed an underwriting agreement related to its IPO (as defined herein); and

WHEREAS, the parties hereto desire to amend and restate in their entirety the terms of the Existing Stockholders’ Agreement to provide for certain governance rights and other matters, and to set forth the rights and obligations of the Stockholders following the IPO; and

NOW, THEREFORE, in consideration of the foregoing and the mutual promises, covenants and agreements of the parties hereto, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, agree that the Existing Stockholders’ Agreement is hereby amended and restated in its entirety to read as follows:

ARTICLE I

DEFINITIONS

Section 1.01 Certain Definitions. As used in this Agreement, the following terms have the following meanings:

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with, such Person. For these purposes, “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise; provided, that, for purposes of this agreement, (i) no Stockholder shall be deemed an Affiliate of the Company or any of its subsidiaries solely as a result of its ownership of equity of the Company and (ii) except for Section 5.05 and Section 5.16, portfolio companies of the Sponsors and their respective investment fund affiliates shall not be deemed to be Affiliates of the Sponsors.

“Affiliated Persons” has the meaning set forth in Section 5.06(a).

“Agreement” has the meaning set forth in the preamble.

“Beneficially Own” has the meaning set forth in Rule 13d-3 promulgated under the Exchange Act.

“Board of Directors” means the board of directors of the Company.

“Breaching Board Composition Stockholder” has the meaning set forth in Section 3.01(n).

“Breaching Restricted Stockholder” has the meaning set forth in Section 4.05(d).

“Business Day” means any day other than a Saturday, a Sunday or a day on which banks in New York, New York are authorized or obligated by law or executive order to close.

“Change in Control” means the acquisition of the Company by any Person or group (within the meaning of Section 13(d)(3) of the Exchange Act) by means of any transaction or series of related transactions to which the Company is party and:

(i) such Person or group becomes the beneficial owner, directly or indirectly, of more than fifty percent (50%) of the total voting power of the voting stock of the Company (or any entity which controls the Company, or which is a successor to all or substantially all of the assets of the Company), including by way of merger, recapitalization, reorganization, redemption, issuance of capital stock, consolidation, tender or exchange offer or otherwise, other than a transaction or series of transactions in which the holders of the voting securities of the Company outstanding immediately prior to such transaction continue to retain (either by such voting securities remaining outstanding or by such voting securities being converted into voting securities of the surviving entity), as a result of shares in the Company held by such holders prior to such transaction, at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such transaction or series of transactions; or

(ii) such Person or group acquires all or substantially all of the assets of the Company and its Subsidiaries on a consolidated basis, by lease, license, sale or otherwise.

“Code” means the U.S. Internal Revenue Code of 1986, as amended. Any reference to a section of the Code shall include a reference to any successor provision thereto.

“Common Shares” means the shares of common stock, par value $0.01 per share of the Company and any shares of capital stock of the Company issued or issuable with respect to such common stock by way of a stock dividend or distribution payable thereon or stock split, reverse stock split, merger, recapitalization, reclassification, reorganization, exchange, subdivision, combination, or consolidation.

“Company” has the meaning set forth in the preamble.

“Drag-Along Buyer” has the meaning set forth in Section 4.05(a).

“Drag-Along Notice” has the meaning set forth in Section 4.05(a).

“Escrow Agent” has the meaning set forth in Section 4.05(e).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and any successor thereto, and any rules and regulations promulgated thereunder, all as the same shall be in effect from time to time.

“Existing Stockholders’ Agreement” has the meaning set forth in the preamble.

“Fund Indemnitors” has the meaning set forth in Section 5.02.

“Iconiq” means, collectively, Iconiq Strategic Partners, L.P., Iconiq Strategic Partners-B, L.P., Iconiq Strategic Partners Co-Invest, L.P., BL Series, Iconiq Strategic Partners Co-Invest, L.P., BL2 Series and their respective Affiliates that are Stockholders hereunder.

“Iconiq Affiliated Person” means, each of Iconiq and all of its respective partners, principals, directors, officers, members, managers, managing directors, advisors, consultants and employees, Iconiq’s Affiliates, the Iconiq Directors, or any officer of the Company that is an Affiliate of Iconiq.

“Iconiq Designee” has the meaning set forth in Section 3.01(c).

“Iconiq Director” has the meaning set forth in Section 3.01(a).

“Indemnification Agreements” has the meaning set forth in Section 5.02.

“Indemnitee” has the meaning set forth in Section 5.02.

“Independent Director” means a director that satisfies each of (a) the requirements to qualify as an “independent director” under the stock exchange rules of the stock exchange on which the Common Shares are then-currently listed, as amended from time to time, (b) the independence criteria set forth in Rule 10A-3 under the Exchange Act, as amended from time to time, and (c) the independence criteria for members of a compensation committee under the stock exchange rules of the stock exchange on which the Common Shares are then-currently listed, as amended from time to time.

“Initial Holding Period” has the meaning set forth in Section 4.01(a)(ii).

“IPO” means the Company’s initial public offering of Common Shares.

“IPO Closing” means the closing of the IPO.

“IPO Date” means the date on which the registration statement on Form S-1 for the IPO was declared effective by the Securities and Exchange Commission.

“Necessary Action” means, with respect to a specified result, all actions that Person may take within such Person’s control, to the fullest extent permitted by applicable law, necessary to cause such result, including, without limitation, (i) causing the adoption of Stockholders’ resolutions by voting or providing a written consent or proxy with respect to the Common Shares, (ii) causing the adoption of amendments to the Organizational Documents, (iii) executing agreements and instruments with respect to Common Shares and (iv) making, or causing to be made, with governmental, administrative or regulatory authorities, all filings, registrations or similar actions, in each case, that are required to achieve such result. Notwithstanding anything contained herein to the contrary, a Stockholder shall not be liable for failure to cause such result so long as such Stockholder took actions reasonably necessary and within his control toward that end and no stockholder shall be obligated to breach his fiduciary duty as a director.

“Organizational Documents” means the Certificate of Incorporation and Bylaws of the Company, each as amended from time to time.

“Permitted Transferee” means (i) an Affiliate of a Stockholder and (ii) in the case of any Stockholder that is a partnership, limited liability company or foreign equivalent thereof, any partner, member or foreign equivalent thereof of such Stockholder; provided, however, that a partner, member or foreign equivalent thereof of a Stockholder shall not be a Permitted Transferee under clause (ii) unless the Transfer to such Person is made in an pro rata distribution in accordance with the applicable partnership agreement, limited liability company agreement or foreign equivalent thereof, as the case may be.

“Person” means an individual, corporation, association, limited liability company, limited liability partnership, partnership, estate, trust, joint venture, unincorporated organization or a government or any agency or political subdivision thereof.

“Post-IPO Shares” means, with respect to a Stockholder, the number of Common Shares beneficially owned, directly or indirectly, by such Stockholder as of the IPO Closing.

“Proposed Transferee” has the meaning set forth in Section 4.04(a).

“Pro Rata Portion” means:

(a) for purposes of Section 4.04, a number of Common Shares determined by multiplying (i) the total number of Common Shares proposed to be Transferred by the Transferring Stockholder to the proposed Transferee, by (ii) a fraction, the numerator of which is the number of Common Shares beneficially owned by the Tagging Stockholder and the denominator of which is the aggregate number of Common Shares held by all Tagging Stockholders participating in a Proposed Transfer and the Transferring Stockholder; and

(b) for purposes of Section 4.05, a number of Common Shares determined by multiplying (i) the aggregate number of Common Shares held by the Restricted Stockholder by (ii) a fraction, the numerator of which is the aggregate number of Common Shares proposed to be Transferred by Silver Lake Sumeru to the Drag-Along Buyer and the denominator of which is the aggregate number of Common Shares beneficially owned by Silver Lake Sumeru.

“Restricted Shares” means, with respect to any Stockholder, the Common Shares beneficially owned by such Stockholder as of the date of the IPO Closing and, for the avoidance of doubt, not including Common Shares acquired Post-IPO.

“Restricted Stockholder” has the meaning set forth in Section 4.01.

“Rule 144” means Rule 144 under the Securities Act.

“Securities Act” means the U.S. Securities Act of 1933, as amended from time to time.

“Silver Lake Sumeru” means, collectively, Silver Lake Sumeru Fund, L.P., Silver Lake Technology Investors Sumeru L.P. and their respective Affiliates that are Stockholders hereunder.

“Silver Lake Sumeru Affiliated Person” means each of Silver Lake Sumeru and all of its respective partners, principals, directors, officers, members, managers, managing directors, advisors, consultants and employees, Silver Lake Sumeru’s Affiliates, the Silver Lake Sumeru Directors, or any officer of the Company that is an Affiliate of Silver Lake Sumeru.

“Silver Lake Sumeru Designee” has the meaning set forth in Section 3.01(c).

“Silver Lake Sumeru Director” means the Initial Silver Lake Sumeru Directors and any Silver Lake Sumeru Designees who are elected to the Board of Directors.

“Spanicciati” means Mario Spanicciati and the Spanicciati Trusts.

“Spanicciati Trusts” means the stockholders listed under the heading “Spanicciati Trusts” on the Schedule of Other Stockholders.

“Sponsor Confidential Information” has the meaning set forth in Section 5.06(a).

“Sponsor Designees” has the meaning set forth in Section 3.01(c).

“Sponsor Directors” has the meaning set forth in Section 3.01(a).

“Sponsor Nominated Independent Director” has the meaning set forth in Section 3.01(b).

“Sponsors” means each of Silver Lake Sumeru and Iconiq.

“Stockholder” has the meaning set forth in the preamble.

“Tag-Along Notice” has the meaning set forth in Section 4.04(b).

“Tagging Stockholder” has the meaning set forth in Section 4.04(a).

“Transfer” means, with respect to any Common Shares, a direct or indirect transfer, sale, exchange, assignment, pledge, hypothecation or other encumbrance or other disposition of such Common Shares, including the grant of an option or other right, whether directly or indirectly, whether voluntarily, involuntarily or by operation of law; and “Transferred”, “Transferee”, “Transferor” and “Transferability” shall each have a correlative meaning. For the avoidance of doubt, a transfer, sale, exchange, assignment, pledge, hypothecation or other encumbrance or other disposition of an interest in any Stockholder all or substantially all of whose assets are Common Shares shall constitute a “Transfer” for purposes of this Agreement, as if such interest was a direct interest in the Company.

“Transferring Stockholder” has the meaning set forth in Section 4.04(a).

“Tucker” means Therese Tucker and the Tucker Trusts.

“Tucker Trusts” means the stockholders listed under the heading “ Tucker Trusts” on the Schedule of Other Stockholders.

“Unaffiliated Independent Director” has the meaning set forth in Section 3.01(a).

Section 1.02 Other Interpretive Provisions. (a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(a) The words “hereof”, “herein”, “hereunder” and similar words refer to this Agreement as a whole and not to any particular provision of this Agreement; and subsection, Section, Exhibit, Schedule and Annex references are to this Agreement unless otherwise specified.

(b) The term “including” is not limiting and means “including without limitation.”

(c) The captions and headings of this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement.

(d) Whenever the context requires, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms.

(e) For purposes of calculating any percentage of Post-IPO Shares of a Stockholder, (i) the numerator shall be the number of Common Shares beneficially owned, directly or indirectly, in the aggregate by such Stockholder as of the date on which the calculation shall be performed and (ii) the denominator shall be the number of Post-IPO Shares. Both the numerator and the denominator described in clause (i) and (ii), respectively, of the immediately preceding sentence shall automatically be proportionately adjusted effective upon the consummation of any transaction or series of related transactions (including, without limitation, any stock dividend, distribution, pro-rata redemption or stock repurchase, recapitalization, stock split or comparable transaction but not including any transfer or sale of shares by a Sponsor) that effects a change in the Common Shares.

(f) References to the Code, the Exchange Act and the Securities Act include (i) any successor law and (ii) any rules and regulations thereunder.

ARTICLE II

REPRESENTATIONS; WARRANTIES AND COVENANTS

Section 2.01 Representations and Warranties of the Stockholders. Each Stockholder hereby represents and warrants, severally and not jointly, and solely on its own behalf, to each other Stockholder and to the Company that on the date hereof:

(a) Existence; Authority; Enforceability. Such Stockholder has the necessary power and authority to enter into this Agreement and to carry out its obligations hereunder. If an entity, such Stockholder is duly organized and validly existing under the laws of its jurisdiction of organization. The execution of this Agreement, and the consummation of the transactions contemplated herein, have been authorized by all necessary corporate or other action, and no other act or proceeding, corporate or otherwise, on its part is necessary to authorize the execution of this Agreement or the consummation of any of the transactions contemplated hereby. This Agreement has been duly executed by such Stockholder and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and any implied covenant of good faith and fair dealing.

(b) Absence of Conflicts. The execution and delivery by such Stockholder of this Agreement and the performance of its obligations hereunder do not and will not (i) conflict with, or result in the breach of any provision of the constitutive documents of such Stockholder, if any; (ii) result in any violation, breach, conflict, default or event of default (or an event which with notice, lapse of time, or both, would constitute a default or event of default), or give rise to any right of acceleration or termination or any additional payment obligation, under the terms of any material contract, agreement or permit to which such Stockholder is a party or by which such Stockholder’s assets or operations are bound or affected; or (iii) violate, in any material respect, any law applicable to such Stockholder.

(c) Consents. Other than any consents that have already been obtained, no governmental consent, waiver, approval, authorization, exemption, registration, license or declaration is required to be made or obtained by such Stockholder in connection with (i) the execution, delivery or performance of this Agreement or (ii) the consummation of any of the transactions contemplated herein.

Section 2.02 Representations and Warranties of the Company. The Company hereby represents and warrants to each Stockholder that on the date hereof:

(a) Existence; Authority; Enforceability. The Company has the necessary power and authority to enter into this Agreement and to carry out its obligations hereunder. The Company is duly organized and validly existing under the laws of its jurisdiction of organization, and the execution of this Agreement, and the consummation of the transactions contemplated herein, have been authorized by all necessary corporate action, and no other act or proceeding on its part is necessary to authorize the execution of this Agreement or the consummation of any of the transactions contemplated hereby. This Agreement has been duly executed by the Company and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and any implied covenant of good faith and fair dealing.

(b) Absence of Conflicts. The execution and delivery by the Company of this Agreement and the performance of its obligations hereunder do not and will not: (i) conflict with, or result in the breach of any provision of the organizational documents of the Company or any of its subsidiaries; (ii) result in any violation, breach, conflict, default or event of default (or an event which with notice, lapse of time, or both, would constitute a default or event of default), or give rise to any right of acceleration or termination or any additional payment obligation, under the terms of any material contract, agreement or permit to which the Company or any of its subsidiaries is a party or by which the Company’s or any of its subsidiaries’ assets or operations are bound or affected; or (iii) violate, in any material respect, any law applicable to the Company or any of its subsidiaries.

(c) Consents. Other than any consents that have already been obtained, no governmental consent, waiver, approval, authorization, exemption, registration, license or declaration is required to be made or obtained by the Company or any of its subsidiaries in connection with (i) the execution, delivery or performance of this Agreement or (ii) the consummation of any of the transactions contemplated herein.

Section 2.03 Entitlement of the Company and the Stockholders to Rely on Representations and Warranties. The foregoing representations and warranties may be relied upon by the Company, and by the Stockholders, in connection with the entering into of this Agreement.

ARTICLE III

GOVERNANCE

Section 3.01 Board of Directors.

(a) From and after the IPO Closing, the Board of Directors shall be comprised of at least eight (8) directors consisting of, (i) three (3) individuals designated by Silver Lake Sumeru (each, an “Initial Silver Lake Sumeru Director”), (ii) one (1) individual designated by Iconiq (the “Iconiq Director” and, together with the Silver Lake Sumeru Directors, the “Sponsor Directors”), (iii) Tucker, (iv) Spanicciati and (v) two (2) Independent Directors (each, an “Unaffiliated Independent Director”). At the IPO Closing, the Silver Lake Sumeru Directors shall be Hollie Moore Haynes, John Brennan and Jason Babcoke; the Iconiq Director shall be William Griffith; and the Unaffiliated Independent Directors shall be Graham Smith and Thomas Unterman. The foregoing directors shall be divided into three classes of directors, each of whose members shall serve for staggered three-year terms as follows:

(1)	the class I directors shall include Therese Tucker, Mario Spanicciati and Thomas Unterman;

(2)	the class II directors shall include Jason Babcoke and Hollie Moore Haynes; and

(3)	the class III directors shall include John Brennan, William Griffith and Graham Smith.

The initial term of the class I directors shall expire at the Company’s 2017 annual meeting of stockholders at which directors are elected. The initial term of the class II directors shall expire at the Company’s 2018 annual meeting of stockholders at which directors are elected. The initial term of the class III directors shall expire at the Company’s 2019 annual meeting at which directors are elected.

For the avoidance of doubt, this Section 3.01(a) is applicable solely to the initial composition of the Board of Directors.

(b) Prior to the first (1st) anniversary of the IPO Date, the Board of Directors will increase the size of the Board of Directors by one (1) director and appoint to the Board of Directors and Audit Committee an individual that qualifies as an Independent Director and as an audit committee financial expert (as such term is defined in Item 407 of Regulation S-K) (the “Sponsor Nominated Independent Director”). The Sponsor Nominated Independent Director will be nominated by Silver Lake Sumeru and must be reasonably acceptable to the Board of Directors. If Silver Lake Sumeru has not nominated an individual to be a Sponsor Nominated Independent Director prior to the 30th day prior to the first (1st) anniversary of the IPO Date, the Board of Directors may appoint an individual who qualifies as an Independent Director and as an audit committee financial expert to comply with the listing rules of the stock exchange on which the Company is listed.

(c) The Stockholders shall have the right to designate directors as follows:

(i) For so long as Silver Lake Sumeru continues to beneficially own more than 35% of the issued and outstanding Common Shares, Silver Lake Sumeru may designate, in its sole discretion, up to seven (7) individuals (each, a “Silver Lake Sumeru Designee”) to serve on the Board of Directors; provided, however, that (A) if Silver Lake Sumeru beneficially owns, directly or indirectly, as of the date that is 120 days before the date of any annual or special meeting of stockholders at which directors are to be elected (an “Ownership Measurement Date”), in the aggregate 35% or less, but more than 25% of the issued and outstanding Common Shares, then with respect to such meeting and thereafter, the maximum number of Silver Lake Sumeru Designees shall be reduced to no more than six (6) Silver Lake Sumeru Designees; (B) if Silver Lake Sumeru beneficially owns, directly or indirectly, as of an Ownership Measurement Date, in the aggregate 25% or less, but more than 20% of the issued and outstanding Common Shares, then with respect to such meeting and thereafter, the maximum number of Silver Lake Sumeru Designees shall be reduced to three (3) Silver Lake Sumeru Designees; (C) if Silver Lake Sumeru beneficially owns, directly or indirectly, as of the Ownership Measurement Date, in the aggregate 20% or less, but more than 10% of the issued and outstanding Common Shares, then with respect to such meeting and thereafter, the maximum number of Silver Lake Sumeru Designees shall be reduced to two (2) Silver Lake Sumeru Designees; and (D) if Silver Lake Sumeru beneficially owns, directly or indirectly, as of the Ownership Measurement Date, in the aggregate 10% or less, but at least 5% of the issued and outstanding Common Shares, then with respect to such meeting and thereafter, the maximum number of Silver Lake Sumeru Designees shall be reduced to one (1) Silver Lake Sumeru Designee; provided, however, that if Silver Lake Sumeru beneficially owns, directly or indirectly, as of an Ownership Measurement Date, in the aggregate less than 5% of the issued and outstanding Common Shares, then with respect to such meeting and thereafter, Silver Lake Sumeru shall have no right to designate a Silver Lake Sumeru Designee;

(ii) For so long as Iconiq beneficially owns, directly or indirectly, 5% or more of the issued and outstanding Common Shares, Iconiq may designate, in its sole discretion, one (1) individual (an “Iconiq Designee” and, together with the Silver Lake Sumeru Designees, the “Sponsor Designees”) to serve on the Board of Directors; provided, however, that if Iconiq beneficially owns, directly or indirectly, as of an Ownership Measurement Date, in the aggregate less than 5% of the issued and outstanding Common Shares, then with respect to such meeting and thereafter, Iconiq shall have no right to designate an Iconiq Designee;

(iii) For so long as Tucker beneficially owns, directly or indirectly, 5% or more of the issued and outstanding Common Shares and subject to Section 3.01(g), Tucker; provided, however, that if Tucker beneficially owns, directly or indirectly, as of an Ownership Measurement Date, in the aggregate less than 5% of the issued and outstanding Common Shares, then with respect to such meeting and thereafter, Tucker shall have no right to be nominated for election as a director; and

(iv) For so long as Spanicciati beneficially owns, directly or indirectly, 5% or more of the issued and outstanding Common Shares and subject to Section 3.01(g), Spanicciati; provided, however, that if Spanicciati beneficially owns, directly or indirectly, as of an Ownership Measurement Date, in the aggregate less than 5% of the issued and outstanding Common Shares, then with respect to such meeting and thereafter, Spanicciati shall have no right to be nominated for election as a director.

(d) Upon delivery of a Director Designation Notice by Silver Lake Sumeru at any time, the size of the Board of Directors will be increased to facilitate the election to the Board of Directors of the Silver Lake Sumeru Designees named by Silver Lake Sumeru in the Director Designation Notice, and such Silver Lake Sumeru Designees will be elected to the Board of Directors consistent with Section 3.01(c). A “Director Designation Notice” shall mean a written notice delivered by Silver Lake Sumeru to the Board of Directors c/o the Secretary of the Company stating that Silver Lake Sumeru is designating an additional director in accordance with its rights set forth in this Agreement and naming such additional Silver Lake Sumeru Designee.

(e) At each annual meeting, or special meeting of stockholders at which directors are to be elected, the Stockholders and the Board of Directors (and any applicable committee thereof) shall take all Necessary Action to, as applicable, (i) include any Sponsor Designee with the slate of nominees recommended by the Board of Directors for the applicable class of directors for election by the stockholders of the Company, and solicit proxies or consents in favor thereof and (ii) include Tucker and Spanicciati with the slate of nominees recommended by the Board of Directors for the applicable class of directors for election by the stockholders of the Company and solicit proxies or consents in favor thereof, in each case, subject to Section 3.01(c).

(f) To the extent not inconsistent with Section 141(k) of the General Corporation Law of the State of Delaware and the Company’s Organizational Documents, (i) each Sponsor shall have the exclusive right to remove its Sponsor Directors from the Board of Directors, and the Board of Directors and each Stockholder shall take all Necessary Action to cause the removal of any Sponsor Director at the request of such designating Sponsor and (ii) such Sponsor shall have the exclusive right to designate for election to the Board of Directors individuals to fill vacancies created by reason of death, removal or resignation of its Sponsor Directors, and the Board of Directors and each Stockholder shall take all Necessary Action to cause any such vacancies to be filled by replacement directors designated by such Sponsor as promptly as reasonably practicable; provided, that, for the avoidance of doubt and notwithstanding anything to the contrary in this paragraph, such Sponsor shall not have the right to designate a replacement director, and the Board of Directors and each Stockholder shall not be required to take any action to cause any vacancy to be filled with any such Sponsor Designee, to the extent that election or appointment of such Sponsor Designee to the Board of Directors would result in a number of directors designated by such Sponsor in excess of the number of directors that such Sponsor is then entitled to designate for membership on the Board of Directors pursuant to Section 3.01(c).

(g) To the extent not inconsistent with Section 141(k) of the General Corporation Law of the State of Delaware and the Company’s Organizational Documents, in the event that Tucker or Spanicciati ceases to be employed by the Company for any reason and she or he beneficially owns less than 5% of the issued and outstanding Common Shares, as applicable, then (i) she or he will immediately tender her or his resignation from the Board of Directors, effective only upon acceptance by the Board of Directors (excluding both Tucker and Spanicciati) and (ii) the Board of Directors may, in its sole discretion, accept or reject such resignation. If the Board of Directors rejects the resignation, Tucker or Spanicciati, as applicable, will continue to have the right to be designated for membership on the Board of Directors pursuant to Section 3.01(c); provided, that if the Board of Directors determines such resignation would be in the best interests of the Company any time after the cessation of employment by Tucker or Spanicciati and regardless of the number of Common Shares held by Tucker or Spanicciati, as applicable, by unanimous vote of the directors excluding both Tucker and Spanicciati (i) the Board of Directors may require the delivery of Tucker or Spanicciati’s immediate resignation (and each of Tucker and Spanicciati, as applicable, shall then deliver such resignation), as applicable, from the Board of Directors and (ii) each Stockholder shall take all Necessary Action to cause the removal of Tucker or Spanicciati, as applicable, from the Board of Directors.

(h) The Stockholders each hereby agree to be present in person or by proxy and vote or cause to be voted all Common Shares beneficially owned by such Stockholder at each annual or special meeting of the Company at which directors of the Company are to be elected, in favor of, or to take all actions by written consent in lieu of any such meeting as are necessary, or other Necessary Action to cause the election as members of the Board of Directors of those individuals described in Section 3.01(c) in accordance with, and otherwise to achieve the composition of the Board of Directors and effect the intent of, the provisions of this Section 3.01.

(i) For so long as the Stockholders collectively own or hold of record, directly or indirectly, in the aggregate at least 40% of their collective Post-IPO Shares and for so long as at least two Silver Lake Sumeru Directors serve on the Board of Directors, the following actions by the Company and its subsidiaries shall require approval by the Board of Directors, including the affirmative vote of at least two Silver Lake Sumeru Directors:

(i) any merger, consolidation or sale of all or substantially all of the assets of the Company or any of its subsidiaries, or any other transaction that would result in a Change in Control;

(ii) any voluntary liquidation, winding up or dissolution of the Company or any of its material subsidiaries or the initiation of any action relating to a voluntary bankruptcy, reorganization or recapitalization with respect to the Company or any of its material subsidiaries;

(iii) the disposition, in one or more related transactions, of assets with a value in excess of $50,000,000 or the entering into of a joint venture requiring a capital contribution in excess of $50,000,000 by either the Company or any of its subsidiaries;

(iv) any fundamental change in the Company’s or its subsidiaries’ existing lines of business or the entry by the Company or its subsidiaries into a new significant line of business;

(v) any amendment to the Organizational Documents of the Company;

(vi) the incurrence or guarantee by the Company or any of its subsidiaries of, or the granting of an encumbrance over the Company, any of its subsidiaries or any of their respective assets in connection with, indebtedness or derivatives liability, or any related series of indebtedness or derivative liabilities, in excess of $150,000,000 or amending in any material respect the terms of existing or future indebtedness or derivatives liability such that the aggregate liability is in excess of $150,000,000;

(vii) the appointment or termination of the Chief Executive Officer of the Company; and

(viii) the delegation any of the actions set forth in (i) – (vii) above to any committee of the Board of Directors.

(j) Any determination of compensation, benefits, perquisites and other incentives for the Chief Executive Officer of the Company and the approval or amendment of any plans or contracts in connection therewith, shall require approval by a majority of the independent members of the Board of Directors, but only to the extent permitted by applicable laws, regulations and stock exchange listing rules and regulations, in which case any such determinations and approvals shall be made by the Compensation Committee.

(k) For so long as Silver Lake Sumeru beneficially owns, directly or indirectly, in the aggregate more than 15% of the issued and outstanding Common Shares, Silver Lake Sumeru shall have the right to have (i) one of its Silver Lake Sumeru Directors appointed (at Silver Lake Sumeru’s election) as its representative to serve on the Audit Committee of the Board of Directors, but only to the extent permitted by applicable laws, regulations and stock exchange listing rules and regulations, and such Silver Lake Sumeru Director shall be replaced by the Sponsor Nominated Independent Director prior to the first (1st) anniversary of the IPO Date and (ii) two (2) Silver Lake Sumeru Directors appointed (at Silver Lake Sumeru’s election) as its representatives to serve on the Compensation Committee and the Nominating and Corporate Governance Committee of the Board of Directors, but only to the extent permitted by applicable laws, regulations and stock exchange listing rules and regulations.

(l) For so long as Silver Lake Sumeru beneficially owns, directly or indirectly, in the aggregate more than 15% of the issued and outstanding Common Shares, any increase or decrease in the size of the Board of Directors or any committee thereof shall require approval by the Board of Directors, including the affirmative vote of at least two Silver Lake Sumeru Directors; provided, however, if the Company has received a notice of delisting from the stock exchange on which its Common Stock is then listed due to a failure to comply with the applicable stock exchange rules relating to the composition of the Board of Directors, and Silver Lake Sumeru has not taken action within five (5) Business Days of receipt of such notice to appoint Silver Lake Sumeru Directors to the Board of Directors to cure the breach of the listing rules, the Board of Directors may increase the size of the Board of Directors, by vote of a majority of the members of the Board of Directors and without requiring the consent of two Silver Lake Sumeru Directors, solely to permit the election of directors to enable the Board of Directors to satisfy the applicable stock exchange listing rules.

(m) The Company shall reimburse the members of the Board of Directors for reasonable expenses that are incurred as a result of serving as a director, including all reasonable out-of-pocket expenses incurred in connection with their attendance at meetings of the Board of Directors and any committees thereof, including without limitation travel, lodging and meal expenses. The Company shall also reimburse new members of the Board of Directors for travel expenses relating to orientation, and each member of the Board of Directors for the reasonable expenses of attendance at one external training program per year.

(n) The Company shall obtain and maintain customary director and officer indemnity insurance on commercially reasonable terms and the directors elected pursuant hereto shall also be provided the benefit of customary director indemnity provisions or agreements.

(o) Solely for purposes of Section 3.01 and in order to secure the performance of each Stockholder’s obligations under Section 3.01, each Stockholder hereby irrevocably appoints Silver Lake Sumeru Fund, L.P. as the attorney-in-fact and proxy of such Stockholder (with full power of substitution) to vote or provide a written consent with respect to its Common Shares as described in this paragraph if, and only in the event that, such Stockholder fails to vote or provide a written consent with respect to its Common Shares in accordance with the terms of Section 3.01 (each such Stockholder, a “Breaching Board Composition Stockholder”) within three (3) business days of a request for such vote or written consent. Upon such failure, Silver Lake Sumeru shall have and is hereby irrevocably granted a proxy to vote or provide a written consent with respect to each such Breaching Board Composition Stockholder’s Common Shares for the purposes of taking the actions required by Section 3.01. Each Stockholder intends this proxy to be, and it shall be, irrevocable for the term specified herein (or until the earlier termination of this Agreement) and coupled with an interest, and each Stockholder will take such further action and execute such other instruments as may be necessary to effectuate the intent of this proxy and hereby revoke any proxy previously granted by it with respect to the matters set forth in Section 3.01 with respect to the Common Shares owned by such Stockholder. This proxy shall terminate when Silver Lake Sumeru beneficially owns, directly or indirectly, in the aggregate less than 5% of the issued and outstanding Common Shares.

Section 3.02 Additional Management Provisions.

(a) The Company hereby agrees and acknowledges that in the course of their duties as directors of the Company, the directors designated by each Sponsor will receive confidential, non-public information about the Company and its subsidiaries and may share such confidential information about the Company and its subsidiaries with such Sponsor; provided, that, the directors shall not share information that the Company has designated as attorney client, work product or similar privilege without the prior consent of the Company; provided, further, that such Sponsor shall keep such information confidential and shall not disclose any such information with respect to the Company or any of its subsidiaries to any third party without the prior approval of the Company, except to the extent that (i) disclosure is made in compliance with the proviso set forth in Section 5.06(a) (reversing references to the Company on the one hand with references to the Affiliated Persons or the Sponsor, as applicable, on the other hand) or (ii) the recipient is generally subject to customary confidentiality obligations. A Sponsor shall be responsible for any breach of the terms of this Section 3.02 by it or its Affiliated Persons, and shall take reasonably appropriate steps to safeguard confidential information of the Company from disclosure, misuse, espionage, loss and theft.

(b) No individual Stockholder, solely in their capacity as a Stockholder, shall have the authority to manage the business and affairs of the Company or contract for or incur on behalf of the Company any debts, liabilities or other obligations, and no such action of a Stockholder will be binding on the Company.

Section 3.03 Tax Covenants. The Company shall use its reasonable best efforts to conduct its affairs in a manner that does not cause any Stockholder (or any direct or indirect partner or member thereof) (i) that is exempt from taxation pursuant to Section 501 of the Code, to be allocated “unrelated business taxable income” (within the meaning of Section 512 of the Code) from the Company, or (ii) that is not a United States person for U.S. federal income tax purposes to be deemed engaged in a “trade or business” by virtue of the activities of the Company.

Section 3.04 Securities Law Filings. During the term of this Agreement, the Stockholders shall reasonably cooperate with each other to the extent required or appropriate in relation to filings with the Securities and Exchange Commission, including filings regarding the beneficial ownership of shares of the Company in a group as defined within Section 13d-3 under the Exchange Act.

ARTICLE IV

TRANSFERS OF SHARES

Section 4.01 Limitations on Transfer. (a) The Stockholders other than Silver Lake Sumeru and any Silver Lake Sumeru Affiliated Person (collectively, the “Restricted Stockholders”) shall not be permitted to Transfer all or any portion of their Restricted Shares other than:

(i) to any Permitted Transferee in accordance with the terms of Section 4.02, provided, that, in the case of any Restricted Stockholder that is a partnership, limited liability company, or any foreign equivalent thereof, any Transfer to a partner, member or foreign equivalent thereof of such Restricted Stockholder, may only be made as a pro rata distribution in accordance with such Restricted Stockholder’s governing documents;

(ii) prior to the earlier of (A) the second (2nd) anniversary of the IPO Closing and (B) the date on which the number of Common Shares beneficially owned, directly or indirectly, by Silver Lake Sumeru has decreased to 50% of the Post-IPO Shares held by Silver Lake Sumeru (the “Initial Holding Period”), with the consent of Silver Lake Sumeru and subject to the tag-along rights and drag-along rights provisions of this Article IV;

(iii) after the Initial Holding Period, to any Transferee, without consent, subject only to the tag-along rights and drag-along rights provisions of this Article IV;

(iv) in a registered public offering pursuant to the Registration Rights Agreement;

(v) as a Tagging Stockholder in accordance with Section 4.04;

(vi) as a Restricted Stockholder in accordance with Section 4.05; and

(vii) in the case of each of Tucker and Spanicciati, up to a number of shares equal to one percent (1%) of the issued and outstanding Common Shares in any twelve month period pursuant to Rule 144.

(b) Notwithstanding the foregoing, in no event shall any Restricted Stockholder be entitled to Transfer its Restricted Shares to any Person considered by the Board of Directors or Silver Lake Sumeru to be (i) an actual or potential competitor of, or (ii) otherwise adverse to, the Company (a “Adverse Party”) or any other Person who (directly or indirectly) (A) holds an ownership interest in such Adverse Party equal to three percent (3%) or more of the outstanding voting securities of such Adverse Party or (B) has designated, or has the right to designate, a member of the board of directors of such Adverse Party, in each case without the approval of the Silver Lake Sumeru, such approval being required only for so long as Silver Lake Sumeru holds greater than 5% of the issued and outstanding Common Shares, except for Transfers in any bona fide underwritten public offering or sales pursuant to Rule 144 permitted by Section 4.01(a)(vii). In addition, no Stockholder shall be entitled to Transfer its Common Shares at any time if such Transfer would:

(i) violate the Securities Act, or any state (or other jurisdiction) securities or “Blue Sky” laws applicable to the Company or the Common Shares;

(ii) cause the Company to become subject to the registration requirements of the U.S. Investment Company Act of 1940, as amended from time to time; or

(iii) be a non-exempt “prohibited transaction” under ERISA or the Code or cause all or any portion of the assets of the Company to constitute “plan assets” under ERISA or Section 4975 of the Code.

In the event of a purported Transfer by a Stockholder of any Common Shares in violation of the provisions of this Agreement, such purported Transfer will be void and of no effect, and the Company will not give effect to such Transfer.

(c) Each certificate or securities evidenced on the books and records of the transfer agent, as applicable, evidencing the Restricted Shares shall bear the following restrictive legend, either as an endorsement or on the face thereof:

THE SALE, ASSIGNMENT, TRANSFER OR OTHER DISPOSITION OF THE SECURITIES EVIDENCED HEREBY IS RESTRICTED BY THE TERMS OF A STOCKHOLDERS AGREEMENT, DATED AS OF [●], 2016, COPIES OF WHICH ARE ON FILE WITH THE ISSUER OF THIS CERTIFICATE. NO SALE, ASSIGNMENT, TRANSFER OR OTHER DISPOSITION SHALL BE EFFECTIVE UNLESS AND UNTIL THE TERMS AND CONDITIONS OF SUCH STOCKHOLDERS’ AGREEMENT HAVE BEEN COMPLIED WITH IN FULL.

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED, OR UNDER THE SECURITIES LAWS OF ANY OTHER JURISDICTION AND MAY NOT BE SOLD OR TRANSFERRED OTHER THAN IN ACCORDANCE WITH THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED (OR OTHER APPLICABLE LAW), OR AN EXEMPTION THEREFROM.

(d) In the event that one or more of the restrictive legend set forth in Section 4.01(c) has ceased to be applicable, the Company shall provide or shall cause its transfer agent to provide any Stockholder, or its respective transferees, at their request, without any expense to such Persons (other than applicable transfer taxes and similar governmental charges, if any), with, in the case of securities evidenced by certificates, new certificates for such securities of like tenor not bearing the legend with respect to which the restriction has ceased and terminated or, in the case of securities evidenced on the books and records of the transfer agent, with a securities entry that is free of any restrictive notations corresponding to such legend.

Section 4.02 Transfer to Permitted Transferees. A Restricted Stockholder may Transfer its Restricted Shares to a Permitted Transferee of such Restricted Stockholder; provided that each Permitted Transferee of any Restricted Stockholder to which Restricted Shares are Transferred shall, and such Restricted Stockholder shall cause such Permitted Transferee to, Transfer back to such Restricted Stockholder (or to another Permitted Transferee of such Restricted Stockholder) any Restricted Shares it owns if such Permitted Transferee ceases to be a Permitted Transferee of such Restricted Stockholder. Notwithstanding the foregoing, the foregoing proviso shall not apply to those Persons described in clause (ii) of the definition of “Permitted Transferee”.

Section 4.03 [Reserved]

Section 4.04 Tag-Along Rights. (a) If a Stockholder (the “Transferring Stockholder”) proposes to Transfer all or any portion of its Restricted Shares (a “Proposed Transfer”) (other than (i) to a Permitted Transferee, (ii) pursuant to or consequent upon the exercise of the drag-along rights set forth in Section 4.05, (iii) in the case of each of Tucker and Spanicciati, pursuant to Rule 144 subject to the limitation set forth in Section 4.01(a)(vii), or (iv) pursuant to a registered offering, each other Stockholder shall have the right to participate in the Transferring Stockholder’s Transfer by Transferring up to its Pro Rata Portion to the proposed transferee (the “Proposed Transferee”) (each Stockholder who exercises its rights under this Section 4.04(a), a “Tagging Stockholder”).

(b) The Transferring Stockholder shall give written notice (a “Tag-Along Notice”) to each other Stockholder of a Proposed Transfer, setting forth the number and class(es) of Restricted Shares proposed to be so Transferred, the name and address of the Proposed Transferee, the proposed amount and form of consideration and other terms and conditions of payment offered by the Proposed Transferee. The Transferring Stockholder shall deliver or cause to be delivered to each other Stockholder copies of all transaction documents relating to the Proposed Transfer as the same become available. The tag-along rights provided by this Section 4.04 must be exercised by a Stockholder within a period of five (5) Business Days from the date of the Tag-Along Notice, by delivery of a written notice to the Transferring Stockholder indicating its desire to exercise its rights and specifying the number and class(es) of Restricted Shares it desires to Transfer. With respect to each class of Restricted Shares proposed to be Transferred, if the Transferring Stockholder is unable to cause the Proposed Transferee to purchase all the Restricted Shares of such class proposed to be Transferred by the Transferring Stockholder and the Tagging Stockholders, then the maximum number of Restricted Shares of such class that each such Stockholder, including the Transferring Stockholder, is permitted to sell in such Proposed Transfer shall be equal to their Pro Rata Portion. The Transferring Stockholder shall have a period of sixty (60) days following the expiration of the five (5) Business Day period mentioned above to enter into a definitive agreement to sell all the Restricted Shares agreed to be purchased by the Proposed Transferee on the terms specified in the notice required by the first sentence of this Section 4.04(b). With respect to each class of Restricted Shares proposed to be Transferred, if the Proposed Transferee agrees to purchase more Restricted Shares of such class than specified in the Tag-Along Notice in the Proposed Transfer, the Stockholders shall also have the same right to participate in the Transfer of such Restricted Shares of such class that are in excess of the amount set forth on the Tag-Along Notice in accordance with this Section 4.04.

(c) Any Transfer of Restricted Shares by a Tagging Stockholder to a Proposed Transferee pursuant to this Section 4.04 shall be on the same terms and conditions (including, without limitation, price, time of payment and form of consideration) as to be paid to the Transferring Stockholder; provided that in order to be entitled to exercise its tag-along right pursuant to this Section 4.04, each Tagging Stockholder must agree to make to the Proposed Transferee representations, warranties, covenants, indemnities and agreements the same mutatis mutandis as those made by the Transferring Stockholder in connection with the Proposed Transfer (other than any non-competition, non-solicitation or similar agreements or covenants that would bind the Tagging Stockholder, its Affiliates or any of their respective portfolio companies), and agree to the same conditions to the Proposed Transfer as the Transferring Stockholder agrees, it being understood that all such representations, warranties, covenants, indemnities and agreements shall be made by the Transferring Stockholder and each Tagging Stockholder severally and not jointly and that the aggregate amount of the liability of the Tagging Stockholder shall not exceed, except with respect to individual representations, warranties, covenants, indemnities and other agreements of the Tagging Stockholder as to the unencumbered title to its Restricted Shares and the power, authority and legal right to Transfer such Restricted Shares, such Tagging Stockholder’s pro rata share of any such liability to be determined in accordance with such Tagging Stockholder’s portion of the total number of Restricted Shares included in such Transfer; provided that, in any event the amount of liability of any Tagging Stockholder shall not exceed the proceeds such Tagging Stockholder received in connection with such Transfer. Each Tagging Stockholder shall be responsible for its proportionate share of the costs of the Proposed Transfer to the extent not paid or reimbursed by the Proposed Transferee or the Company.

Section 4.05 Drag-Along Rights. (a) For so long as Silver Lake Sumeru holds greater than ten percent (10%) of the issued and outstanding Common Shares and Silver Lake Sumeru agrees to enter into a transaction which would result in a Change in Control, Silver Lake Sumeru may compel each Restricted Stockholder to sell its Common Shares by delivering written notice (a “Drag-Along Notice”) to the Restricted Stockholders stating that Silver Lake Sumeru wishes to exercise its rights under this Section 4.05 with respect to such Transfer, and setting forth the name and address of the purchaser in the Change in Control (a “Drag-Along Buyer”), the number of Common Shares proposed to be Transferred, the proposed amount and form of the consideration, and all other material terms and conditions offered by the Drag-Along Buyer.

(b) Upon delivery of a Drag-Along Notice, each Restricted Stockholder shall be required to Transfer its Pro Rata Portion, on the same terms and conditions (including, without limitation, as to price, time of payment and form of consideration) as agreed by Silver Lake Sumeru and the Drag-Along Buyer, and shall make to the Drag-Along Buyer representations, warranties, covenants, indemnities and agreements the same mutatis mutandis to those made by Silver Lake Sumeru in connection with the Transfer (other than any non-competition, non-solicitation or similar agreements or covenants that would bind the Restricted Stockholder, its Affiliates or any of their respective portfolio companies), and shall agree to the same conditions to the Transfer as Silver Lake Sumeru agrees, it being understood that all such representations, warranties, covenants, indemnities and agreements shall be made by Silver Lake Sumeru and each Restricted Stockholder severally and not jointly and that the aggregate amount of the liability of the Restricted Stockholder shall not exceed, except with respect to individual representations, warranties, covenants, indemnities and other agreements of the Restricted Stockholder as to the unencumbered title to its Common Shares and the power, authority and legal right to Transfer such Common Shares, such Restricted Stockholder’s pro rata share of any such liability, to be determined in accordance with such Restricted Stockholder’s portion of the total number of Common Shares included in such Transfer; provided that, in any event the amount of liability of any Restricted Stockholder shall not exceed the proceeds such Restricted Stockholder received in connection with such Transfer.

(c) In the event that a Change in Control is structured as a (i) merger, consolidation, or similar business combination, each Restricted Stockholder agrees to (A) vote in favor of the transaction, (B) take such other action as may be required to effect such transaction (subject to Section 4.05(b)) and (C) take all action to waive any dissenters, appraisal or other similar rights with respect thereto or (ii) sale of assets, each Restricted Stockholder agrees to vote in favor of (to the extent requested or required to vote for) such transaction and any subsequent liquidation or other distribution of the proceeds therefrom in accordance with the Company’s Organizational Documents.

(d) Solely for purposes of Section 4.05(c)(i) and in order to secure the performance of each Restricted Stockholder’s obligations under Section 4.05(c)(i), each Restricted Stockholder hereby irrevocably appoints Silver Lake Sumeru the attorney-in-fact and proxy of such Restricted Stockholder (with full power of substitution) to vote or provide a written consent with respect to its Common Shares as described in this paragraph if, and only in the event that, such Restricted Stockholder fails to vote or provide a written consent with respect to its Common Shares in accordance with the terms of Section 4.05(c)(i) (each such Restricted Stockholder, a “Breaching Restricted Stockholder”) within three (3) business days of a request for such vote or written consent. Upon such failure, Silver Lake Sumeru shall have and is hereby irrevocably granted a proxy to vote or provide a written consent with respect to each such Breaching Restricted Stockholder’s Common Shares for the purposes of taking the actions required by Section 4.05(c)(i). Each Restricted Stockholder intends this proxy to be, and it shall be, irrevocable for the term specified herein (or until the earlier termination of this Agreement) and coupled with an interest, and each Restricted Stockholder will take such further action and execute such other instruments as may be necessary to effectuate the intent of this proxy and hereby revoke any proxy previously granted by it with respect to the matters set forth in Section 4.05(c)(i) with respect to the Common Shares owned by such Restricted Stockholder. Notwithstanding the foregoing, the conditional proxy granted by this Section 4.05(d) shall be deemed to be revoked upon the termination of this Article IV in accordance with its terms.

(e) If any Restricted Stockholder fails to deliver to the Drag-Along Buyer the certificate or certificates evidencing Common Shares to be sold pursuant to this Section 4.05, Silver Lake Sumeru may, at its option, in addition to all other remedies it may have, arrange for the deposit of the purchase price (including any promissory note constituting all or any portion thereof) for such Common Shares with any national bank or trust company having combined capital, surplus and undivided profits in excess of $100 million (the “Escrow Agent”), and the Company shall cancel on its books the certificate or certificates representing such Common Shares and thereupon all of such Restricted Stockholder’s rights in and to such Common Shares shall terminate. Thereafter, upon delivery to the Company by such Restricted Stockholder of the certificate or certificates evidencing such Common Shares (for the avoidance of doubt, including a new certificate or certificates issued pursuant to Section 167 of the Delaware General Corporation Law in the discretion of the Company) (duly endorsed, or with stock powers duly endorsed, for transfer, with signature guaranteed, free and clear of any liens or encumbrances, and with any stock transfer tax stamps affixed), Silver Lake Sumeru shall instruct the Escrow Agent to deliver the purchase price (without any interest from the date of the closing to the date of such delivery, any such interest to accrue to the Company) to such Restricted Stockholder.

Section 4.06 Rights and Obligations of Transferees. (a) Any Transfer of Restricted Shares to any Permitted Transferee (other than a Stockholder), which Transfer is otherwise in compliance herewith, shall be permitted hereunder only if the Transferee of such Restricted Shares agrees in writing that it shall, upon such Transfer, assume with respect to such Restricted Shares the Transferor’s obligations under this Agreement and become a party to this Agreement for such purpose, and any other agreement or instrument executed and delivered by such Transferor in respect of the Restricted Shares.

(b) Upon any Transfer of Restricted Shares to any Permitted Transferee (other than a Stockholder), which Transfer is otherwise in compliance herewith, the Permitted

Transferee shall, upon such Transfer, assume all rights held by the Transferor at the time of the Transfer with respect to such Restricted Shares, provided that no Permitted Transferee (other than any Affiliate of a Sponsor) shall acquire any of the rights provided in Article III hereof by reason of such Transfer.

ARTICLE V

GENERAL PROVISIONS

Section 5.01 [Reserved].

Section 5.02 Indemnification Priority. The Company hereby acknowledges that, in addition to the rights provided to each Silver Lake Sumeru Director, Iconiq Director or other indemnified Person covered by any indemnity insurance policy (any such Person, an “Indemnitee”), the Organizational Documents or any indemnification agreement that such Indemnitee may enter into with the Company from time to time (collectively, the “Indemnification Agreements”), the Indemnitees may have certain rights to indemnification, advancement of expenses and/or insurance provided by Silver Lake Sumeru or Iconiq, as the case may be, or one or more of its respective Affiliates (excluding the Company and its subsidiaries) now or hereafter (with respect to Silver Lake Sumeru or Iconiq, as applicable, the “Fund Indemnitors”). Notwithstanding anything to the contrary in any of the Indemnification Agreements or this Agreement, the Company hereby agrees that, to the fullest extent permitted by law, with respect to its indemnification and advancement obligations to the Indemnitees under the Indemnification Agreements, this Agreement or otherwise, the Company (i) is the indemnitor of first resort (i.e., its and its insurers’ obligations to advance expenses and to indemnify the Indemnitees are primary and any obligation of the Fund Indemnitors or their insurers to advance expenses or to provide indemnification for the same expenses or liabilities incurred by any of the Indemnitees is secondary and excess), (ii) shall be required to advance the full amount of expenses incurred by each Indemnitee and shall be liable for the full amount of all losses, liabilities, damages, deficiencies, fines and assessments, claims, judgments, awards, settlements, demands, offsets, costs or expenses (including without limitation, interest, penalties, court costs, arbitration costs and fees, costs of investigation, witness fees, fees and expenses of outside attorneys, investigators, expert witnesses, accountants and other professionals, and any federal, state, local or foreign tax imposed as a result of actual or deemed receipt of any payments by the Indemnified Person pursuant to this Agreement) of each Indemnitee or on his, her or its behalf to the extent legally permitted and as required by this Agreement and the Indemnification Agreements, without regard to any rights such Indemnitees may have against the Fund Indemnitors or their insurers, and (iii) irrevocably waives and relinquishes, and releases the Fund Indemnitors and such insurers from, any and all claims against the Fund Indemnitors or such insurers for contribution, subrogation or any other recovery of any kind in respect thereof. In furtherance and not in limitation of the foregoing, the Company agrees that in the event that any Fund Indemnitor or its insurer should advance any expenses or make any payment to any Indemnitee for matters subject to advancement or indemnification by the Company pursuant to this Agreement or otherwise, the Company shall promptly reimburse such Fund Indemnitor or insurer and that such Fund Indemnitor or insurer shall be subrogated to all of the claims or rights of such Indemnitee under the Indemnification Agreements, this Agreement or otherwise, including to the payment of expenses in an action to collect. The Company agrees that any Fund Indemnitor or insurer thereof not a party hereto shall be an express third party beneficiary of this

Section 5.02, able to enforce such clause according to its terms as if it were a party hereto. Nothing contained in the Indemnification Agreements is intended to limit the scope of this Section 5.02 or the other terms set forth in this Agreement or the rights of the Fund Indemnitors or their insurers hereunder.

Section 5.03 Merger with Subsidiary. In the event of any merger, statutory share exchange or other business combination of the Company with any of its subsidiaries in which the Company is not the surviving entity, each of the Stockholders’ shall, to the extent necessary, as they determine, execute a stockholders’ agreement with terms that are substantially equivalent to this Agreement; provided that such stockholders’ agreement shall terminate upon the same terms and conditions as provided herein.

Section 5.04 Waivers. No waiver of any breach of any of the terms of this Agreement shall be effective unless such waiver is made expressly in writing and executed and delivered by the party against whom such waiver is claimed. No waiver of any breach shall be deemed to be a further or continuing waiver of such breach or a waiver of any other or subsequent breach. Except as otherwise expressly provided herein, no failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder, or otherwise available in respect hereof at law or in equity, shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof, or the exercise of any other right, power or remedy.

Section 5.05 Other Businesses; Waiver of Certain Duties. (a) Each Stockholder (for itself and on behalf of the Company) hereby, to the fullest extent permitted by applicable law:

(i) confirms that none of the Sponsors has any duty to any other Stockholder or to the Company or any of its subsidiaries other than the specific covenants and agreements set forth in this Agreement;

(ii) acknowledges and agrees that, (A) in the event of any conflict of interest between the Company or any of its subsidiaries, on the one hand, and any Sponsor, on the other hand, such Sponsor (or its respective Sponsor Directors acting in his or her capacity as a director) may act in its best interest and (B) no Sponsor (or its respective Sponsor Directors acting in his or her capacity as a director), shall be obligated (1) to reveal to the Company or its subsidiaries confidential information belonging to or relating to the business of such person or (2) to recommend or take any action in its capacity as such Stockholder or director, as the case may be, that prefers the interest of the Company or its subsidiaries over the interest of such person; and

(iii) waives any claim or cause of action against any Sponsor, any Sponsor Director and any officer, employee, agent or Affiliate of any such person that may from time to time arise in respect of a breach by any such person of any duty or obligation disclaimed under Section 5.05(c)(i) through (ii).

(b) Each Stockholder agrees that the waivers, limitations, acknowledgments and agreements set forth in this Section 5.05 shall not apply to any alleged claim or cause of action against a Sponsor Director, Sponsor, any of a Sponsor’s Affiliates or any of their respective employees, officers, directors, agents or authorized representatives based upon the breach or nonperformance by such person of this Agreement or other agreement to which such person is a party.

The provisions of this Section 5.05, to the extent that they restrict the duties and liabilities of a Sponsor or Sponsor Director otherwise existing at law or in equity, are agreed by the Stockholders to replace such other duties and liabilities of such Sponsors or Sponsor Director to the fullest extent permitted by applicable law.

Section 5.06 Confidentiality.

(a) The Company hereby agrees that it and its subsidiaries, and it and its subsidiaries’ respective employees, directors, officers and agents, with the exception of the Silver Lake Sumeru Affiliated Persons and the Iconiq Affiliated Persons (each, an “Affiliated Person”), shall keep confidential, and shall not disclose to any third Person or use for its own benefit, without prior approval of Silver Lake Sumeru or Iconiq, as applicable, any non-public information with respect to such Sponsor, or any of its subsidiaries or Affiliates (including any Person in which such Sponsor holds, or contemplates acquiring, an investment, but excluding the Company and its subsidiaries) (collectively “Sponsor Confidential Information”) that is in the Company’s or such Affiliated Persons’ possession on the date hereof or disclosed after the date of this Agreement to the Company or such Affiliated Persons by or on behalf of such Sponsor, or its subsidiaries or Affiliates, provided, that the Company and the Affiliated Persons may disclose any such Sponsor Confidential Information (i) that has become generally available to the public, was or has come into the Company’s or the Affiliated Persons’ possession on a non-confidential basis, without a breach of any confidentiality obligations by the Person disclosing such Sponsor Confidential Information, or has been independently developed by the Company or the Affiliated Persons, without use of Sponsor Confidential Information, (ii) to the Company’s Affiliates, and its and their respective directors, officers, representatives, agents and employees and professional advisers who need to know such Sponsor Confidential Information and agree to keep it confidential on terms consistent with this Section 5.06(a), (iii) to the extent necessary in order to comply with any law, order, regulation or ruling applicable to the Company or its Affiliates, or to a regulatory agency with applicable jurisdiction, and (iv) as may be required in response to any summons or subpoena or in connection with any litigation or arbitration, it being agreed that, unless such Sponsor Confidential Information has been generally available to the public, if such Sponsor Confidential Information is being requested pursuant to a summons or subpoena or a discovery request in connection with a litigation, then (x) the Company shall give Silver Lake Sumeru or Iconiq, as applicable, notice of such request and shall cooperate with such Sponsor so that such Sponsor may, in its discretion, seek a protective order or other appropriate remedy, if available, and (y) in the event that such protective order is not obtained (or sought by such Sponsor after notice), the Company (a) shall furnish only that portion of the Sponsor Confidential Information which, in the written opinion of counsel, is legally required to be furnished and (b) will exercise its reasonable efforts to obtain adequate assurances that confidential treatment will be accorded such Sponsor Confidential Information by its recipients. The Company grants permission to Silver Lake Sumeru and Iconiq to use the name and logo of the Company in marketing materials used by Silver Lake Sumeru, Iconiq and their respective Affiliates. Silver Lake Sumeru, Iconiq and their respective Affiliates shall include a trademark attribution notice giving notice of the Company’s ownership of its trademarks in any marketing materials in which the Company’s name and logo appear.

(c) Notwithstanding anything to the contrary contained in this Agreement, the provisions of this Section 5.06 shall survive termination of this Agreement with respect to matters arising before or after such termination, and shall remain in full force and effect until such time as such provisions are explicitly waived and revoked by Silver Lake Sumeru or Iconiq, as applicable or the Company. Such waiver and revocation shall be made in writing to the Company or such Sponsor and shall take effect at the time specified therein or, if no time is specified therein, at the time of receipt thereof by the Company or such Sponsor.

Section 5.07 Assignment; Benefit.

(a) The rights and obligations hereunder shall not be assignable without the prior written consent of the other parties hereto except as provided under Article IV. Any assignment of rights or obligations in violation of this Section 5.07 shall be null and void. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto, and their respective successors and permitted assigns, and there shall be no third-party beneficiaries to this Agreement, except as expressly stated.

Section 5.08 Termination. The provisions of Article IV shall terminate as specified therein. The remainder of this Agreement shall terminate automatically (without any action by any party hereto) as to each Stockholder when such Stockholder ceases to hold at least 1% of the issued and outstanding Common Shares.

Section 5.09 Severability. If any provision of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 5.10 Entire Agreement; Amendment. This Agreement sets forth the entire understanding and agreement between the parties with respect to the transactions contemplated herein and supersedes and replaces any prior understanding, agreement or statement of intent, in each case written or oral, of any kind and every nature with respect hereto. No provision of this Agreement may be amended, modified or waived in whole or in part at any time without an agreement in writing executed by each Sponsor; provided that (a) any amendment that would have a material adverse effect on a Stockholder shall require the written consent of that Stockholder and (b) this Section 5.10 may not be amended without the prior written consent of all Stockholders.

Section 5.11 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

Section 5.12 Notices. Unless otherwise specified herein, all notices, consents, approvals, reports, designations, requests, waivers, elections and other communications authorized or required to be given pursuant to this Agreement shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by personal hand-delivery, by facsimile transmission, by electronic mail, by mailing the same in a sealed envelope, registered first-class mail, postage prepaid, return receipt requested, or by air courier guaranteeing overnight delivery, sent to the Stockholders at the following addresses (or such other address as such Stockholders may specify by notice to the Company:

If to the Company:

BlackLine, Inc.

21300 Victory Boulevard, 12th Floor

Woodland Hills, CA 91367

Attention: Karole Morgan-Prager

Telephone: ###

Fax: ###

with a copy (which shall not constitute notice) to:

Wilson Sonsini Goodrich & Rosati

650 Page Mill Road

Palo Alto, California 94304

Attention: Katharine A. Martin

Telephone: ###

Fax: ###

if to Silver Lake Sumeru, to:

Silver Lake Sumeru Fund, L.P.

2775 Sand Hill Road, Suite 100

Menlo Park, CA 94025

Attention: Hollie Moore Haynes

                  Jason Babcoke

Telephone: ###

Fax: ###

with a copy (which shall not constitute notice) to:

Silver Lake Sumeru Fund, L.P.

2775 Sand Hill Road, Suite 100

Menlo Park, CA 94025

Attention: Legal Department

Telephone: ###

Fax: ###

with a copy (which shall not constitute notice) to:

Kirkland & Ellis, LLP

3330 Hillview Avenue

Palo Alto, California 94304

Attention: Adam D. Phillips

Telephone: ###

Fax: ###

If to Iconiq, to:

Iconiq Strategic Partners, L.P.

394 Pacific, 2nd Floor

San Francisco, CA 94111

Attention: Kevin Foster

Telephone: ###

with a copy (which shall not constitute notice) to:

Goodwin Procter LLP

The New York Times Building

620 Eighth Avenue

New York, NY 10018-1405

Attention: Ilan Nissan and Jane Greyf

Telephone: ### and ###

Fax: ### and ###

If to Tucker or Spanicciati, to the address on file with the Company.

If to an Other Stockholder, to the address set forth in the Schedule of Other Stockholders.

Section 5.13 Governing Law; Jurisdiction. THIS AGREEMENT SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES THEREOF. ANY ACTION OR PROCEEDING AGAINST THE PARTIES RELATING IN ANY WAY TO THIS AGREEMENT MAY BE BROUGHT AND ENFORCED EXCLUSIVELY IN THE COURTS OF THE STATE OF DELAWARE OR (TO THE EXTENT SUBJECT MATTER JURISDICTION EXISTS THEREFOR) THE U.S. DISTRICT COURT FOR THE DISTRICT OF DELAWARE, AND THE PARTIES IRREVOCABLY SUBMIT TO THE JURISDICTION OF BOTH SUCH COURTS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING.

Section 5.14 Waiver of Jury Trial. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, EACH STOCKHOLDER WAIVES, AND COVENANTS THAT SUCH PARTY WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE, CLAIM OR PROCEEDING ARISING OUT OF THIS AGREEMENT OR THE SUBJECT MATTER HEREOF OR IN ANY WAY CONNECTED WITH THE DEALINGS OF ANY STOCKHOLDER OR THE COMPANY IN CONNECTION WITH ANY OF THE ABOVE, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING AND WHETHER IN CONTRACT, TORT OR OTHERWISE. The

Company or any Stockholder may file an original counterpart or a copy of this Section 5.14 with any court as written evidence of the consent of the Stockholders to the waiver of their rights to trial by jury.

Section 5.15 Specific Performance. It is hereby agreed and acknowledged that it will be impossible to measure in money the damages that would be suffered if the parties fail to comply with any of the obligations herein imposed on them and that, in the event of any such failure, an aggrieved Person will be irreparably damaged and will not have an adequate remedy at law. Any such party shall, therefore, be entitled (in addition to any other remedy to which such party may be entitled at law or in equity) to injunctive relief, including specific performance, to enforce such obligations, without the posting of any bond and if any action should be brought in equity to enforce any of the provisions of this Agreement, none of the parties hereto shall raise the defense that there is an adequate remedy at law.

Section 5.16 No Third Party Liability. This Agreement may only be enforced against the named parties hereto. All claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement (including any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), may be made only against the entities that are expressly identified as parties hereto; and no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney or representative of any party hereto (including any Person negotiating or executing this Agreement on behalf of a party hereto), unless party to this Agreement, shall have any liability or obligation with respect to this Agreement or with respect any claim or cause of action (whether in contract or tort) that may arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement (including a representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement).

Section 5.17 Aggregation of Shares. All Common Shares beneficially owned by a Sponsor shall be aggregated together for purposes of determining the availability of any rights hereunder. As among the members of any Sponsor, such Sponsor may allocate the ability to exercise any rights under this Agreement in any manner that such Sponsor sees fit.

IN WITNESS WHEREOF, the parties hereto have executed this Stockholders Agreement on the day and year first above written.

BLACKLINE, INC.

By:
Name:	Therese Tucker
Title:	Chief Executive Officer

Signature Page to Stockholders Agreement

IN WITNESS WHEREOF, the parties hereto have executed this Stockholders Agreement on the day and year first above written.

SILVER LAKE SUMERU FUND, L.P.

By: Silver Lake Technology Associates Sumeru, L.P., its general partner

By: SLTA Sumeru (GP), L.L.C., its general partner

By: Silver Lake Group, L.L.C., its managing member

Name:	Hollie Moore Haynes
Title:	Managing Director

SILVER LAKE TECHNOLOGY INVESTORS SUMERU, L.P.

By: Silver Lake Technology Associates Sumeru, L.P., its general partner

By: SLTA Sumeru (GP), L.L.C., its general partner

By: Silver Lake Group, L.L.C., its managing member

Name:	Hollie Moore Haynes
Title:	Managing Director

Signature Page to Stockholders Agreement

IN WITNESS WHEREOF, the parties hereto have executed this Stockholders Agreement on the day and year first above written.

ICONIQ STRATEGIC PARTNERS, L.P.

	By:	ICONIQ Strategic Partners GP, L.P. its General Partner

	By:	ICONIQ Strategic Partners TT GP, Ltd., its General Partner

Name:
Title:

ICONIQ STRATEGIC PARTNERS-B, L.P.

	By:	ICONIQ Strategic Partners GP, L.P. its General Partner

	By:	ICONIQ Strategic Partners TT GP, Ltd., its General Partner

Name:
Title:

ICONIQ STRATEGIC PARTNERS CO-INVEST, L.P., BL SERIES

	By:	ICONIQ Strategic Partners GP, L.P. its General Partner

	By:	ICONIQ Strategic Partners TT GP, Ltd., its General Partner

Name:
Title:

ICONIQ STRATEGIC PARTNERS CO-INVEST, L.P., BL2 SERIES

	By:	ICONIQ Strategic Partners GP, L.P. its General Partner

	By:	ICONIQ Strategic Partners TT GP, Ltd., its General Partner

Name:
Title:

Signature Page to Stockholders Agreement

IN WITNESS WHEREOF, the parties hereto have executed this Stockholders Agreement on the day and year first above written.

THERESE TUCKER

By:

Signature Page to Stockholders Agreement

IN WITNESS WHEREOF, the parties hereto have executed this Stockholders Agreement on the day and year first above written.

MARIO SPANICCIATI

By:

Signature Page to Stockholders Agreement

IN WITNESS WHEREOF, the parties hereto have executed this Stockholders Agreement on the day and year first above written.

ISAAC TUCKER 2012 IRREVOCABLE TRUST

Name:	Therese Tucker
Title:	Trustee

ROSEANNA TUCKER 2012 IRREVOCABLE TRUST

Name:	Therese Tucker
Title:	Trustee

SAFETY NET GRAT

Name:	Therese Tucker
Title:	Trustee

CS 2015 GRAT

Name:	Therese Tucker
Title:	Trustee

Signature Page to Stockholders Agreement

IN WITNESS WHEREOF, the parties hereto have executed this Stockholders Agreement on the day and year first above written.

TUCKER LEGACY TRUST

Name:	Karen Seimetz
Title:	Trustee

Signature Page to Stockholders Agreement

IN WITNESS WHEREOF, the parties hereto have executed this Stockholders Agreement on the day and year first above written.

SPANICCIATI FAMILY 2013 DYNASTY TRUST

Name:	Michael Tranter
Title:	Trustee of the Spanicciati Family 2013 Dynasty Trust, and not individually or in any other capacity

SPANICCIATI FAMILY 2013 IRREVOCABLE TRUST

Name:	Michael Tranter
Title:	Trustee of the Spanicciati Family 2013 Irrevocable Trust, and not individually or in any other capacity

Name:	Diana Laurenti
Title:	Trustee of the Spanicciati Family 2013 Irrevocable Trust, and not individually or in any other capacity

Signature Page to Stockholders Agreement

SCHEDULE OF OTHER STOCKHOLDERS

Name	Address
Tucker Trusts
Roseanne Tucker 2012 Irrevocable Trust
Isaac Tucker 2012 Irrevocable Trust
Tucker Legacy Trust
Safety Net GRAT
CS 2015 GRAT
Spanicciati Trusts
Spanicciati Family 2013 Irrevocable Trust
Spanicciati Family 2013 Dynasty Trust